Exhibit 99.1

HCI Group Repays 3.875% Convertible Senior Notes

TAMPA, Fla. – March 25, 2019 – HCI Group, Inc. (NYSE:HCI), a holding company primarily engaged in homeowners insurance, with additional operations in reinsurance, real estate and information technology, has announced that it has repaid in cash at maturity all of its 3.875% Convertible Senior Notes, totaling $89.99 million, which became due and payable on March 15, 2019. As a result of settling the debt in cash, the company’s fully diluted share count will decrease by approximately 1,476,500, and—starting in the second quarter—fully-diluted earnings per share is expected to increase 8 to 12 cents per quarter (or 32 to 48 cents annually) over what it otherwise would be, as previously stated in a press release issued on November 7, 2018.

“The combination of settling this in cash and securing a low-cost revolving credit facility has allowed us to reduce debt levels, lower interest expense and increase earnings while still giving us the ability to capitalize on any potential strategic investments,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “On the same day as the repayment of the notes, we paid our regular quarterly cash dividend of 40 cents per common share, which represents a 6.7% increase over the previous quarterly rate of 37.5 cents. Taken together, these actions demonstrate the continued financial strength of our business.”

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and the S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance that the company will have future earnings. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Senior Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Najim Mostamand, CFA

Liolios Group, Inc.

Tel (949) 574-3860

HCI@liolios.com